Exhibit 4.8

Summary of Lease Agreement, dated September 22, 2022, (the “Lease Agreement”) between the Company and Elad Drori Holdings Ltd. (the "Lessor")

Note: this Summary does not contain a full or direct translation of the terms of the original Hebrew-language agreement and is intended solely as a general presentation of the agreement.

Leased Premises

672 square meters (gross) located at the ground floor of lot number 401 in the Migdal Ha'emek Industrial Zone (the "Premises").

Term of Lease; Extension; Termination

1)	The term of Lease will be sixty (60) months, from November 1, 2022, through November 1, 2027 (the "Term of Lease").

2)	We will have two options for extension of the Lease Agreement:

a)	Option A – 3-year extension, commencing August 1, 2027, through August 1, 2030, with a 7% percent increase of the monthly rent payment.

b)	Option B – an additional two years following the termination of option A, commencing November 1, 2030, through November 1, 2032. There will not be an increase of the monthly rent during option B.

3)	The Lessor shall have the right to terminate the Agreement at the occurrence of a fundamental breach of the Agreement by the Company, as defined in the full Agreement.

Purpose of Lease

1)	The Premises shall be used for industrial and storage purposes only.

Rental Payments

1)	Monthly rent payment of NIS 24,458, plus VAT, plus CPI.

Other Payments

1)
During the Term of Lease, we will be responsible for payments with respect to use of electricity, water, gas, air conditioning, telephone, security, maintenance services, cleaning services and other miscellaneous service-related expenses.

2)
During the Term of Lease, we will be responsible for payments of all taxes, whether municipal, governmental or any kind of obligatory payments, projections, tolls, and others which are with respect to the Premises.

Use and Preservation of Premises

1)
We will be liable for any injury, damage or loss caused by us to the Premises or any other person or corporation, resulting from the holding and/or using the Premises or any other action or omission by us or someone on our behalf.

2)	We will be responsible for the current maintenance of the Premises and will make the repairs for the damages for which we are responsible under the Lease.

3)	We will not make any changes in the Premises without the Lessor's prior written permission.

Taxes and Licenses

1)	We will pay all taxes and fees related to the property and/or business.

2)	We will be responsible for procuring any necessary licenses from the authorities.

3)	We are liable for VAT, or any other taxes required on any and all payments required under the Lease Agreement, including electricity, maintenance, security services, and cleaning services.

General

1)	We may not assign or transfer our rights pursuant to the Lease Agreement without the prior written consent of the Lessor. We may not put a lien or pledge on the property.

2)	We may only use the Premises exactly as outlined in the Lease Agreement.

Insurance and Indemnity

1)	We will procure certain insurance policies as described in the Lease Agreement.

2)
We are liable for any injury of any kind to third parties related to our use of the Premises or relating to business operations and will indemnify the Lessor and/or their management company for any loss, litigation or obligation incurred due to injuries to third parties, including for attorneys' fees related to same.

Surrender of Premises

1)
Belated surrender of the Premises will obligate us to pay the Lessor compensation in an amount to equal three-days rent for each day of late surrender, without derogating other rights the Lessor may have, whether due to the Agreement or any other instruction.

Termination of the Agreement

1)
Notwithstanding the above, the Lessor may terminate the Lease Agreement and we will be obligated to vacate the Premises within 14 days, upon the occurrence of a material breach, or a non-material breach which will not be cured within 14 days, as defined in the Lease Agreement.

2)	Notwithstanding the above, the occurrence of one or more of the following events shall entitle the Lessor to terminate the Lease Agreement and demand that we immediately vacate the Premises:

a.	The issuance of a court order ordering to cancel the Lease Agreement, which was not revoked within 30 days of its issuance.

b.	A Temporary or permanent lien was issued regarding our rights under this Lease Agreement, which was not cancelled within 30 days.

c.	A motion for liquidation was filed against us or by us, and such motion was not revoked canceled within 30 days of its submission.

d.	We abandon the Premises or cease to use it for over 30 straight days for any reason to due with us (aside for times of warfare or other emergencies).

For the avoidance of doubt, the occurrence of any of the above does not release us from the obligation to make all payments under this Lease Agreement.

e.	Not following the management company's instructions, and not remedying such deviation within 7 days of a written notice.

f.	An attempt to assign rights against the instructions of this Lease Agreement.

3)	If such termination shall occur, we will be obligated to pay NIS 75,000, plus VAT and CPI, in liquidated damages, in addition to any other damages which the Lessor may be entitled to receive.

Deposit

1)	We are required to provide a deposit equal to three (3) months of rental payments and management fees, plus VAT and CPI.